As filed with the Securities and Exchange Commission on November 21, 2008	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPITAL BANK CORPORATION
(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-2101930 (I.R.S. Employer Identification Number)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(919) 645-6400
(Address, including zip code, and telephone number,
 including area code, of registrant’s principal executive offices)

B. Grant Yarber
President and Chief Executive Officer
Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(919) 645-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Jason L. Martinez, Esq.
 Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Post Office Box 2611
Raleigh, NC 27602-2611
(919) 821-1220

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by the Registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value per share	20,113	$17.09	$343,731	$19.18

(1)
Highest price, excluding interest, to be payable per common share in connection with the rescission offer covered by this registration statement. The price per share will range from $8.984 per share to $17.09 per share, depending on the price originally paid by the offeree.

(2)	Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full.
(3)	Calculated pursuant to Rule 457(j) on the basis of the maximum offering price described in Note 2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer or sale is not permitted.

Subject to Completion, dated November 21, 2008

PROSPECTUS

CAPITAL BANK CORPORATION

20,113 SHARES OF COMMON STOCK, NO PAR VALUE
RESCISSION OFFER

Capital Bank Corporation offers, under the terms and conditions described in this Prospectus, to rescind the previous purchases of 20,113 shares of its common stock in connection with the Capital Bank 401(k) Retirement Plan. Participants in the 401(k) Plan who invested in Capital Bank Corporation common stock acquired units representing their proportionate interest in such shares. Eligible participants who accept this rescission offer will have their 401(k) Plan accounts adjusted as follows:

•
Participants who have sold units representing shares of Capital Bank Corporation common stock held in their 401(k) Plan at a loss will have cash credited to their 401(k) Plan accounts in an amount equal to the consideration paid, less the proceeds from the sale, plus interest from the date of purchase to the date of sale. Additionally, interest will be paid on the amount of the loss from the date of sale to the date that credit is made to your 401(k) account.

•
Emjay Corporation, the trustee of the 401(k) Plan, will repurchase units that participants continue to hold and will pay cash to the participants’ 401(k) Plan accounts in an amount equal to their investment in such units, plus interest from the date of the purchase. Emjay Corporation will not repurchase units where the investment in the unit plus applicable interest is less than the current market value of the common shares underlying the unit.

This rescission offer applies to purchases of Capital Bank Corporation common stock included in units purchased by 401(k) Plan participants during the period from June 19, 2007 through June 18, 2008. During this period, sometimes referred to as the rescission period, the market price of Capital Bank Corporation common stock ranged from $8.984 per share to $17.09 per share. On _____, 2008, the closing market price was _____ per share. Capital Bank Corporation common stock is listed on the Nasdaq Global Select Market under the trading symbol CBKN. Our principal executive offices are located at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, and our telephone number is 919-645-6400.

As a participant, you are not required to accept the rescission offer. If you elect to accept the rescission offer for shares that continue to be held in the 401(k) Plan, you must tender all of your Capital Bank Corporation common stock that you hold that was purchased on your behalf under the 401(k) plan from June 19, 2007 through June 18, 2008. If your acceptance is not received in good order by _____, 2009, you will be deemed to have rejected the rescission offer. No extensions will be granted.

Although this Prospectus uses the term “interest” when describing the calculation of the rescission offer price, the term is only intended to describe the method use to calculate the payment amount, and the payment is not considered interest for federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your shares.

You need to do nothing to reject this rescission offer. Eligible participants who fail to respond to this rescission offer by the expiration date will be deemed to have rejected the rescission offer. Acceptance or rejection of this rescission offer may prevent a participant from maintaining an action against Capital Bank Corporation in connection with the units and the underlying common stock purchased pursuant to the 401(k) Plan. None of the proceeds resulting from acceptance of the rescission offer will be paid directly to the participant, but will be paid, upon acceptance of the rescission offer, to Emjay Corporation, as trustee of the 401(k) Plan for credit to the participant’s individual account to be reinvested by the trustee in accordance with the participant’s existing investment election(s) in the 401(k) Plan. If the participant no longer has an individual 401(k) Plan account and accepts the rescission offer, Emjay Corporation will deposit the proceeds of the rescission offer into a new 401(k) Plan account in the name of the participant, to be invested in the T. Rowe Price Target Date Fund until the participant directs Emjay Corporation as to a different allocation.

Investing in Capital Bank Corporation common stock involves risks. See “Risk Factors” beginning on page 4.

The rescission offer will expire 30 days from the date of this Prospectus at 11:59 p.m., Eastern Time, on _____, 2009. Participants who do not accept the rescission offer will be deemed to have purchased units including the underlying common stock registered under the Securities Act of 1933, as amended, effective as of the date of this Prospectus. We have not retained an underwriter in connection with the rescission offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _____, 2008.

TABLE OF CONTENTS

NOTICE LETTER TO PARTICIPANTS	ii
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	1
QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER	1
THE COMPANY	4
RISK FACTORS	4
USE OF PROCEEDS	5
THE RESCISSION OFFER	5
Background and Reason for Rescission Offer	5
Terms of the Rescission Offer	7
How to Accept or Decline this Rescission Offer	8
Questions about the Rescission Offer	8
Funding the Rescission Offer	8
Tax Effects of the Rescission Offer	9
EXPERTS	9
AVAILABLE INFORMATION	9
DOCUMENTS INCORPORATED BY REFERENCE	9
APPENDIX I: ACCEPTANCE FORM	11

You should rely only on the information contained or incorporated by reference in this Prospectus and any accompanying Prospectus supplement. Capital Bank Corporation has not authorized anyone to provide you with additional or different information. If anyone has provided you with additional or different information, you should not rely on it. This Prospectus is not an offer to sell or soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this Prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this Prospectus to “Capital Bank,” “we,” “us,” and “our” refer to Capital Bank Corporation and its wholly owned subsidiaries. Unless otherwise stated or the context otherwise requires, references in this Prospectus to “you” or “participant” shall refer to a participant in the 401(k) Plan to whom this rescission offer is addressed.

i

NOTICE LETTER TO PARTICIPANTS

Dear Current or Former 401(k) Plan Participant:

This letter and the accompanying document called a “Prospectus” contain important information regarding your rights as a current or former participant in the Capital Bank 401(k) Retirement Plan. Capital Bank is sending you these materials because you are a current or former participant in the Capital Bank 401(k) Retirement Plan and you purchased units representing shares of Capital Bank Corporation common stock in your 401(k) Plan account during the period from June 19, 2007 through June 18, 2008. Capital Bank is offering to buy back this common stock at the original purchase price, plus interest, and/or reimburse your 401(k) Plan account for losses you may have incurred if you already sold the stock. This offer is called a “rescission offer.”

We are making the rescission offer because our common stock purchased on your behalf by Emjay Corporation, as trustee to the 401(k) Plan, may not have been properly registered under the federal securities laws in a timely manner.

The following questions and answers may help you in determining whether you should accept the rescission offer.

1.
DO YOU STILL OWN STOCK THAT YOU PURCHASED IN YOUR 401(K) PLAN ACCOUNT DURING THE PERIOD FROM JUNE 19, 2007 THROUGH JUNE 18, 2008? If yes, go to Question 3. If no, go to Question 2. If you both still hold some stock and sold some stock, see both Question 2 and 3.

2.	DID YOU SELL STOCK THAT YOU PURCHASED IN YOUR 401(K) PLAN ACCOUNT DURING THE PERIOD FROM JUNE 19, 2007 THROUGH JUNE 18, 2008 AT A LOSS? If yes, you should consider accepting the rescission offer so that you can be compensated for your loss. If no, you should not accept the rescission offer since no compensation is available to you for the stock you sold.

3.	DO YOU WANT US TO BUY YOUR STOCK ON _____, 2009, WHICH IS THE EXPIRATION DATE OF THE RESCISSION OFFER? If yes, accept the rescission offer and we will buy your stock at your purchase price, plus 8% interest from the date of purchase. Note: If your aggregate purchase price, plus interest on that amount, for all purchases during the rescission period is less than the market value of the stock on the expiration date of the rescission offer, then you will be deemed to have rejected the rescission offer. If you do not want us to buy your stock, you do not need to accept the rescission offer or take any action.

To help you further understand this offer, you will find the following information contained in the Prospectus included with this letter:

PROSPECTUS: This document contains information to help you decide whether or not you should accept the rescission offer. This Prospectus includes, among other items, the following parts:

QUESTIONS AND ANSWERS: This series of questions and answers is intended to give you a broad overview of what is happening and how the rescission offer may affect you.

RISK FACTORS: This section provides a discussion of some of the risks and uncertainties involved in investing in our stock and in accepting or rejecting this rescission offer.

RESCISSION OFFER: This section provides details regarding the rescission offer itself.

ACCEPTANCE FORM: This form should be filled out in full if you wish to accept the rescission offer.

If you accept the rescission offer, you must accept with respect to all Capital Bank Corporation common stock shares held by you, in your 401(k) Plan account (or in a rollover account) that are subject to the rescission offer. Accordingly, if the aggregate repurchase price (plus interest) of Capital Bank Corporation common stock you would receive is less than the aggregate market value of those shares (based on the closing price of the common stock on the Nasdaq Global Select Market on the date the rescission offer expires), your acceptance of the rescission offer will be rejected.

ii

THE RESCISSION OFFER DEADLINE IS _____, 2009. IF YOU WANT TO ACCEPT THE RESCISSION OFFER, YOUR ACCEPTANCE FORM AND ALL OTHER REQUIRED DOCUMENTATION MUST BE RECEIVED AT THE ADDRESS INDICATED ON THE ACCEPTANCE FORM ON OR BEFORE THIS DEADLINE.

We encourage you to read the entire Prospectus for complete information. If you still have questions after reading this material, please call Teresa White at 919-645-6425 between the hours of 9 a.m. and 5:00 p.m. (Eastern Time), Monday through Friday.

Very truly yours,

Michael R. Moore
Chief Financial Officer

iii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Information set forth in this Prospectus contains various “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements represent our judgment concerning the future and are subject to business, economic and other risks and uncertainties, both known and unknown, that could cause our actual operating results and financial position to differ materially from the forward looking statements. Such forward looking statements can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.

We caution that any such forward looking statements are further qualified by important factors that could cause our actual operating results to differ materially from those in the forward looking statements, including without limitation, the management of our growth, the risks associated with possible or completed acquisitions, the risks associated with our loan portfolio, competition within the industry, dependence on key personnel, government regulation and the other risk factors described in this Prospectus on page 4.

Any forward looking statements contained in this Prospectus are as of the date hereof, and we undertake no duty to update them if views change later. These forward looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

Q:  What is a rescission offer?

A: A rescission offer is an offer by the issuer of securities to repurchase certain securities, refunding the initial purchase price, plus interest (calculated at a statutory rate).

Q:  Why are you making the rescission offer?

A: Capital Bank is making this rescission offer because shares of Capital Bank Corporation common stock purchased on your behalf by the 401(k) Plan between June 19, 2007 and June 18, 2008 may not have been properly registered under the Securities Act of 1933, as amended. It is the position of the Securities and Exchange Commission that, if participants’ 401(k) plan contributions can be invested in employer securities, all of the securities offered pursuant to the plan must be registered under the Securities Act of 1933, as amended. This is true regardless of whether the plan acquires the shares from the employer or on the open market and whether the shares are purchased with employee contributions or the employer’s matching contributions. Based on this interpretation of the Securities Act of 1933, as amended, Capital Bank initially registered 50,000 shares of common stock for inclusion in the 401(k) Plan. Emjay Corporation purchased shares on the open market in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, but Capital Bank has determined that more shares of common stock have been purchased by Emjay Corporation and allocated to the 401(k) Plan than were registered in accordance with the Securities Act of 1933, as amended.

Consequently, we may be potentially liable under the Securities Act of 1933, as amended, to 401(k) Plan participants for the purchase price of their shares of Capital Bank Corporation common stock if those shares were not issued in compliance with the Securities Act of 1933, as amended. Capital Bank is making this rescission offer with regard to all of its common stock purchased by Emjay Corporation and included in units purchased by 401(k) Plan participants during the rescission period. We believe that this rescission offer will reduce our potential liability under the Securities Act of 1933, as amended.

Capital Bank registered an additional 300,000 shares of its common stock in its 401(k) Plan on June 19, 2008; therefore, all shares purchased by Emjay Corporation and included in units purchased by 401(k) Plan participants thereafter are considered properly registered securities.

Q:  Who is eligible to participate in the rescission offer?

A: Everyone receiving this Prospectus may execute and deliver the accompanying Acceptance Form; however, the only participants who are eligible to participate in the rescission offer and have their 401(k) Plan accounts adjusted are:

•
Participants who continue to hold units in the 401(k) Plan evidencing shares of Capital Bank Corporation common stock that were purchased between June 19, 2007 and June 18, 2008 for more than the current market value of Capital Bank Corporation common stock; and

•
Participants who invested in the 401(k) Plan and subsequently sold units in the 401(k) Plan evidencing shares of Capital Bank Corporation common stock at a loss at any time between June 19, 2007 and June 18, 2008.

If you deliver the accompanying Acceptance Form, we will review your 401(k) Plan account and, within 3 days after the expiration date, we will notify you as to whether you are eligible to participate in the rescission offer and Emjay Corporation will adjust your 401(k) Plan account accordingly.

Only shares meeting the above criteria purchased on an eligible participant’s account through the 401(k) Plan are eligible for the rescission offer. Shares purchased outside of the 401(k) Plan are not eligible, such as those purchased through a broker or acquired through exercises of stock options.

Q:  What will I receive if I accept the rescission offer?

A: The answer to this question depends on whether you still hold the units purchased on your behalf during the rescission period:

•
If you have sold units representing shares of Capital Bank Corporation common stock at a loss, we will credit cash to your 401(k) Plan account in an amount equal to the consideration you paid less the proceeds from the sale of the units, plus applicable interest. Interest will be paid on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of the sale of the units and on the loss realized from the sale of the units from the date of sale through the date the proceeds are credited to you.

•
If you continue to hold the units and the market price of Capital Bank Corporation common stock as of the expiration date of this rescission offer is less than the price you paid for the units, we will repurchase units that are subject to the rescission offer and will credit your 401(k) Plan account with an amount equal to the price per unit you paid, plus interest from the date of purchase of the units through (but not including) the date the credit is made. Emjay Corporation has been instructed not to effect those repurchases of units where the price that you paid for the unit, plus applicable interest is less than the current market value of a unit as of the expiration date, because it is not economically beneficial to you.

•
In either case, however, Capital Bank will pay all proceeds resulting from acceptance of this rescission offer to Emjay Corporation as trustee of the 401(k) Plan for credit to your individual account. Such proceeds will be reinvested by Emjay Corporation in accordance with your existing investment election(s) in the 401(k) Plan. If you are no longer a participant in the 401(k) Plan and you accept the rescission offer, Emjay Corporation will deposit the proceeds of the rescission offer into a new 401(k) Plan account in your name, to be invested in the T. Rowe Price Target Date Fund until you direct Emjay Corporation as to a different allocation.

Q:  Am I legally required to accept the rescission offer?

A: No. A participant is not legally required to accept the rescission offer.

Q: What if I no longer hold the units I purchased during the rescission period?

A: If you no longer hold the units you purchased during the rescission period, you should determine whether any of the units were sold for less than what you paid for them. You are not entitled to proceeds for any units you sold at a price equal to or higher than the price you paid for them. If any of the units you purchased during the rescission period were sold at a loss, acceptance of the rescission offer with regard to those units may be economically beneficial to you. The extent to which acceptance of the rescission offer is beneficial depends on the amount of the loss and the amount of interest to which you are entitled.

Q: What if I continue to hold the units purchased on my behalf during the rescission period?

A: Acceptance of the rescission offer by participants who continue to hold units purchased during the rescission period is not economically beneficial unless the market value of the unit, as of the expiration date, is less than the price paid by the participant during the rescission period, plus interest.

Q:  How will interest be calculated?

A:  Interest will be paid at an annual rate of 8%. Interest will be calculated based on the time period from the date of purchase of eligible common stock through the date that proceeds from the rescission offer are credited to you. If you sold units representing shares of common stock at a loss, interest will be paid on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of the sale of the units and on the loss realized from the sale of the units from the date of sale through the date the proceeds are credited to you.

Q: What will happen if I elect to accept the rescission offer for units purchased during the rescission period that I continue to hold in my account but the market value of Capital Bank Corporation common stock increases so that, as of the expiration date, the price per unit that I paid plus applicable interest is less than the market value of a unit?

A:  If you submit an Acceptance Form, Emjay Corporation has been instructed not to effect a repurchase for those units that the price per unit that you paid, plus applicable interest is less than the market value of a unit as of the expiration date.

Q: What will happen if I do not elect to accept the rescission offer and then the market value of Capital Bank Corporation common stock decreases so that, as of the expiration date, the price per unit that I paid plus applicable interest is greater than the market value of a unit?

A: If you do not submit an Acceptance Form, we will not repurchase your units even if the price of our common stock was to decline sufficiently as of the expiration date such that acceptance of the rescission offer would be economically beneficial to you.

Q: May I accept the rescission offer only with regard to a portion of the units which I still hold or were sold at a loss?

A: No. If you accept the rescission offer, then you must accept it for all units that were purchased during the rescission period that you still hold, as well as all units which you purchased during the rescission period that were sold at a loss. As described above, however, if you accept the rescission offer, Emjay Corporation will only effect a repurchase for those units that, as of the expiration date, have a market value less than the price paid you paid for the unit, plus interest.

Q: When does the rescission offer expire?

A: The rescission offer expires at 11:59 p.m. Eastern Time on _____, 2009.

Q: What do I need to do now to accept the rescission offer?

A: You should complete, sign and date the accompanying Acceptance Form, included as Appendix I, and return the completed, signed and dated Acceptance Form to the rescission administrator, Teresa White, at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601.

Q: What do I need to do now to reject the rescission offer?

A: If you wish to reject the rescission offer, you do not need to take any action.

Q: What happens if I do not return my Acceptance Form?

A: Failure to return an Acceptance Form will be deemed to be rejection of the rescission offer. If you reject the rescission offer, Emjay Corporation will continue to hold the common stock underlying your units. The common stock held for the accounts of participants who affirmatively reject or fail to timely accept the rescission offer will be considered registered securities. We believe that these shares (as well as other shares acquired by participants in the 401(k) Plan) are transferable by plan participants in the ordinary course, subject to restrictions on trading that may be applicable from time to time.

If you fail to accept the rescission offer, it is unclear whether or not you will retain federal rights of rescission and damages. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the rescission offer. However, if you fail to accept the rescission offer, you may be precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act of 1933, as amended, is one year, as described more fully in “Risk Factors” beginning on page 4 of this Prospectus.

Acceptance or rejection of the rescission offer may preclude you from maintaining an action under state law against Capital Bank in connection with the units and the underlying common stock purchased during the rescission period. Capital Bank believes, however, that all the sales of its common stock which are the subject of the rescission offer were exempt from registration under state law and, thus, you may not be entitled to any state law remedies. Capital Bank does not make any representation as to the compliance of this rescission offer with applicable state law.

Q: Can I change my mind after I have mailed my signed Acceptance Form?

A: Yes. You can change your decision about accepting or rejecting the rescission offer at any time before the expiration date. If you change your decision and wish to accept the rescission offer, you can do this by completing and submitting the Acceptance Form. If you change your decision and want to reject the rescission offer after having submitted an Acceptance Form, you may reject the rescission offer by sending a notice to the rescission administrator, Teresa White, at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601. Your rejection notice must include your name, address, social security number or taxpayer identification number and a clear indication that you are rejecting the rescission offer. Such a rejection must be received no later than the expiration date.

Q: When will I receive proceeds if I accept the rescission offer?

A: If you accept the rescission offer, your Acceptance Form will be processed using the market value of Capital Bank Corporation common stock as of the expiration date. Proceeds will be credited to your 401(k) Plan account within 3 business days of the expiration date.

Q: Who can help answer my questions?

A: You may call the rescission administrator, Teresa White, at 919-645-6425, Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern Time, at any time prior to the expiration date.

THE COMPANY

Capital Bank Corporation is a financial holding company incorporated under the laws of North Carolina whose primary function is to serve as the holding company for its wholly-owned subsidiaries, Capital Bank (the “Bank”), CB Trustee, LLC, and Capital Bank Investment Services, Inc. In addition, the Company has interest in three trusts, Capital Bank Statutory Trust I, II and III. The Bank is not a member of the Federal Reserve System and has no subsidiaries.

Capital Bank’s corporate office is located at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, and our telephone number is (919) 645-6400. In addition to the corporate office, we have 28 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Burlington, three in Sanford, two in Cary, two in Graham, and one each in Clayton, Hickory, Mebane, Oxford, Pittsboro, Siler City, Wake Forest and Zebulon.

In January 2006, we merged with 1st State Bancorp, Inc. As a result of the merger, and the subsequent merger of 1st State Bank, a subsidiary of 1st State Bancorp, with and into the Bank, the Bank is the sole manager-member of First Capital Services Company, LLC, which had previously operated as 1st State Bank’s full service investment company. First Capital Services Company, LLC, ceased operations following the merger, but remains a subsidiary of the Bank.

The Bank is a full-service state chartered community bank engaged in the general commercial banking business in Wake, Johnston, Granville, Lee, Chatham, Alamance, Buncombe and Catawba Counties of North Carolina. The Bank offers a full range of banking services and provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. The Bank offers uninsured investment products and services through its financial services division, through a partnership with Capital Investment Companies, a leading Raleigh, North Carolina, based broker-dealer that is unaffiliated with Capital Bank. At present, the Bank does not provide the services of a trust department.

RISK FACTORS

In deciding whether to accept or reject the rescission offer, you should consider the following risks in addition to the risks discussed in our periodic reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated in this Prospectus by reference, as well as the other matters discussed in this document.

Affirmative rejection or failure to accept this rescission offer may preclude you from later rescinding the purchase of common stock purchased during the rescission period or recovering damages if you have sold such units at a loss.

Our primary purpose in making the rescission offer is to extinguish or reduce our contingent liabilities under securities laws. Although it is unclear whether the rescission offer will extinguish our liability, if any, for our potential securities law violations, we urge you to consider this possibility. If you do not accept this rescission offer, you may not be able to receive such damages once this rescission offer expires.

The federal securities laws do not expressly provide whether a rescission offer terminates a purchaser’s right to rescind a purchase of stock that was not registered as required by the securities laws. Whether the rescission offer will extinguish our contingent liability depends in part on whether a court or the Securities and Exchange Commission would view acceptance or non-acceptance of the rescission offer as a waiver precluded by applicable federal or state securities laws. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, certain federal courts have indicated that non-acceptance of a rescission offer could terminate an issuer’s liability for rescission damages under federal law.

Generally, the statute of limitations for non-compliance with the requirement to register securities under federal securities laws is one year and the statutes of limitations for non-compliance with state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. The purchases subject to this rescission offer were made solely by residents of the states of North Carolina, Florida, South Carolina and Virginia. Capital Bank believes that the shares of common stock subject to this rescission offer were exempt from registration under the securities laws of North Carolina, Florida, South Carolina and Virginia. Capital Bank also believes this rescission offer to be exempt from registration under the securities laws of North Carolina, Florida, South Carolina and Virginia. Therefore, Capital Bank does not make any representation as to the compliance of this rescission offer with state law.

The rescission offer is not an admission that we did not comply with federal securities registration requirements or federal and state disclosure requirements, nor is it a waiver by us of any applicable statute of limitations. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this rescission offer who accepts or rejects the rescission offer, that such person is estopped from asserting such claims. You may wish to consult with an attorney regarding your legal rights in connection with any decision to accept or reject this rescission offer.

We may continue to have potential liability after this rescission offer arising out of our issuance of common stock in possible violation of securities laws.

The Securities Act of 1933, as amended, does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock which was not registered under the Securities Act of 1933, as amended. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive a rescission offer. If a participant accepts this rescission offer, we believe our potential liability to that participant will be eliminated. However, we may continue to be potentially liable under the Securities Act of 1933, as amended, for the purchase price of the units plus applicable interest to those 401(k) Plan participants who reject this rescission offer.

USE OF PROCEEDS

Capital Bank will not receive any proceeds from the rescission offer. Emjay Corporation originally purchased the shares of Capital Bank Corporation common stock in open market transactions for which Capital Bank did not receive any proceeds.

THE RESCISSION OFFER

Background and Reason for Rescission Offer

The 401(k) Plan is a qualified retirement plan offered to eligible employees of Capital Bank, through which participants can elect to purchase units representing Capital Bank Corporation common stock at market prices, along with other investment choices. The 401(k) Plan was adopted on September 1, 1997, and on July 31, 2000, Capital Bank registered 50,000 shares of its common stock with the Securities and Exchange Commission on Form S-8 to be available for issuance under the 401(k)Plan.

Each participant has the right to decide how all contributions, including vested and unvested employer contributions, are invested under the 401(k) Plan. There are currently seventeen different investment choices available under the 401(k) Plan. A participant must indicate the percentage of his or her contribution to be allocated to each investment choice. All contributions to a participant’s account are invested in accordance with the participant’s investment election. If a participant elects to invest in shares of Capital Bank Corporation common stock, such shares are not purchased directly from Capital Bank Corporation. Rather, Emjay Corporation accumulates plan contributions that are then used to purchase Capital Bank Corporation common stock in open market transactions. In Release No. 33-6281 issued January 15, 1981, the Securities and Exchange Commission took the position that, if participants’ 401(k) Plan contributions can be invested in employer securities, all of the securities offered pursuant to the plan must be registered under Section 5 of the Securities Act of 1933, as amended. Because Capital Bank sponsors the 401(k) Plan, we may have been required to register with the Securities and Exchange Commission all transactions in the 401(k) Plan related to shares of our common stock. In May of 2008, we discovered that we may have inadvertently failed to register with the Securities and Exchange Commission the issuance of 84,686 shares under the 401(k) Plan in excess of the 50,000 shares previously registered, which may have constituted a violation of Section 5 of the Securities Act of 1933, as amended. On June 19, 2008, we filed a registration statement on Form S-8 to register an additional 300,000 shares of Capital Bank Corporation common stock to be available for issuance under the 401(k) Plan.

Section 12(a)(1) under the Securities Act of 1933, as amended, creates a cause of action when the seller of a security fails to comply with the registration requirements of Section 5. The remedies available in an action brought under Section 12(a)(1) are either rescission (if the buyer still holds the security) or damages (if the buyer has sold the security at a loss).

With respect to Section 12(a)(1), the statute of limitations is one year after the alleged violation of Section 5 and three years after the security was bona fide offered to the public. The one and three year limitations periods in Section 13 are cumulative, not alternative. Therefore, buyers must plead and prove facts tending to show that their Section 12(a)(1) claim was commenced within one year of the violation upon which it is based and not more than three years after the security was bona fide offered to the public. The one year period mandated by Section 13 starts to run from the date of the sale made in violation of Section 5. Courts generally interpret the date of the sale as the latest of three events: the date the security was offered, the date the security was sold or the date the security was delivered. The date the shares are credited to a participant’s 401(k) plan account would be the latest event and thus the operative start date for the one year period.

Capital Bank is making this rescission offer with regard to all shares of its common stock purchased by Emjay Corporation and included in units purchased by 401(k) Plan participants for the one year period between June 19, 2007 and June 18, 2008—the date immediately prior to the date on which we registered additional shares for issuance under the 401(k) Plan. This offer is being made to ensure compliance with the Securities Act of 1933, as amended. Our directors did not participate in the 401(k) Plan and therefore are not eligible to participate in this rescission offer. Our current executive officers who have participated in the 401(k) Plan, if any, do not intend to participate in the rescission offer.

Everyone receiving this Prospectus may execute and deliver the accompanying Acceptance Form; however, the only participants who are eligible to participate in the rescission offer and have their 401(k) Plan accounts adjusted are: (i) participants who continue to hold units in the 401(k) Plan evidencing shares of Capital Bank Corporation common stock that were purchased between June 19, 2007 and June 18, 2008 for more than the current market value of such shares (the current market value to be calculated as of the expiration date); and (ii) participants who invested in the 401(k) Plan and subsequently sold units representing shares of Capital Bank Corporation common stock at a loss at any time between June 19, 2007 and June 18, 2008. If you accept the rescission offer by delivering the accompanying Acceptance Form, we will review your 401(k) Plan account and, within 3 days after the expiration date, notify you as to whether you are eligible to participate in the rescission offer and have your 401(k) Plan account adjusted.

Capital Bank’s Board of Directors has approved the rescission offer in order to limit any contingent liability Capital Bank may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of the common stock that comprise the units. If you affirmatively reject or fail to accept the rescission offer before the expiration date, Emjay Corporation will continue to hold the common stock underlying your units. The common stock held for the accounts of persons who affirmatively reject or fail to timely reject the rescission offer will be freely tradeable as registered securities in the public market.

Capital Bank believes that your acceptance of the rescission offer will, under general theories of estoppel, preclude you from later seeking similar relief. For federal securities law purposes, non-acceptance of the rescission offer may not terminate a participant’s right to bring a civil action against Capital Bank for failure to register the common stock under the Securities Act of 1933, as amended, before expiration of the applicable statute of limitations. There is no requirement that we be found in violation of the securities laws for eligible 401(k) Plan participants to participate in the rescission offer. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive a rescission offer. The statute of limitations for enforcement of such statutory rights by a shareholder is one year commencing on the date of the sale of common stock sold in violation of the federal registration requirements, but in no event later than three years after the common stock was offered to the participants.

The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal securities laws or rights under state securities laws, common law or equity. The purchases subject to this rescission offer were made by residents of North Carolina, Florida, South Carolina and Virginia only. Capital Bank believes that all the sales of its common stock which are the subject of the rescission offer were exempt from registration under the securities laws of the states of North Carolina, Florida, South Carolina and Virginia, and that no violation of state securities laws occurred in connection with such sales.

Capital Bank does not make any representation as to the compliance of this rescission offer with state laws that might be applicable to rescission offers. However, under state law, acceptance or rejection of the rescission offer may preclude you from maintaining an action against Capital Bank in connection with the units and the underlying common stock purchased during the rescission period. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

The shares of Capital Bank Corporation common stock subject to this rescission offer have been registered under the Securities Act of 1933, as amended, by virtue of the registration statement of which this Prospectus is a part.

Terms of the Rescission Offer

If you currently have an account in the 401(k) Plan and you elected to allocate to purchase our common stock through the 401(k) Plan at any time from June 19, 2007 through June 18, 2008 and if you continue to hold some or all of these shares, you may direct the trustee to sell all of the Capital Bank Corporation common stock purchased on your behalf during that time period to us at the price you paid for the Capital Bank Corporation common stock, plus interest accrued through the date such credit is made. You may not accept the rescission offer with respect to less than all of the shares of Capital Bank Corporation common stock that are subject to this offer and still held by you. If the fair market value of those shares is greater than the aggregate purchase price of those shares, plus interest, you will be deemed to have rejected the rescission offer. The proceeds payable to you under the rescission offer will be reinvested by Emjay Corporation for your account in accordance with your existing investment elections in the 401(k) Plan.

With respect to any sale in which you incurred a loss, we will pay to your 401(k) Plan account the amount of your loss, plus interest as set forth below. With respect to any shares sold by you, we will use a first-in-first-out (FIFO) calculation to determine whether you have suffered a loss eligible for compensation. This FIFO calculation means that the units held by you on June 19, 2007 are the units first sold (after June 19, 2007 and before the expiration date of the rescission offer) and to determine if you have a gain or loss on the sale any units purchased during the rescission period will be considered sold only after depletion of the number of units you held on June 19, 2007. We will continue to match each such purchase of units during the rescission period to sales of such units before the expiration date of the rescission offer, until the purchase price of all units sold has been determined. If you currently have an account in the 401(k) Plan but have already directed or caused the sale of some or all of such Capital Bank Corporation common stock in the 401(k) Plan at a price less than the price paid (calculated on a FIFO basis), the trustee may receive for your 401(k) Plan account an amount equal to the price paid on a FIFO calculation basis for such Capital Bank Corporation common stock sold, less the sale proceeds, plus interest. After our timely receipt of a properly completed and signed Acceptance Form and following completion of the rescission offer period, the proceeds payable to you under the rescission offer will be reinvested by Emjay Corporation for your account in accordance with your existing investment elections in the 401(k) Plan.

If you no longer have an account in the 401(k) Plan and you accept the rescission offer, Emjay Corporation will deposit the proceeds of the rescission offer into a new 401(k) Plan account in your name, to be invested in the T. Rowe Price Target Date Fund until you direct Emjay Corporation as to a different allocation. You should use the Acceptance Form to accept the rescission offer and Emjay Corporation will provide you quarterly participant statements and information regarding your new 401(k) Plan account.

Interest to be paid on the amounts described above will be calculated, in the case of shares of Capital Bank Corporation common stock repurchased by us, for the period from the date of purchase by you through the 401(k) Plan to the date that proceeds of the rescission offer are credited to the 401(k) Plan.

In the case of reimbursement for a sale at a loss, interest to be paid on the amounts described above will be calculated for the period from the date of purchase of the shares by you through the 401(k) Plan until the date of sale of such shares. Interest also will be paid on the loss realized from the date of sale of such shares through the date on which the proceeds of the rescission offer are deposited to the 401(k) Plan trust on your behalf.

The interest rate to be paid is 8% per annum. Federal law does not mandate that interest be paid in this rescission offer nor does it provide a specific interest rate to be used in this regard. However, most states, including North Carolina (where over 99% of plan participants are domiciled), require interest be paid in connection with offerings comparable to the rescission offer at defined statutory rates. In the absence of a required federal rate of interest, we have elected to provide for an interest rate of 8% per annum, which is the legal rate of interest set forth in North Carolina General Statute 24-1, from the date of purchase through the date your 401(k) Plan account is credited.

During the rescission period, the per share sales price of Capital Bank Corporation common stock ranged from a low of $8.984 to a high of $17.09 per share. Since June 18, 2008, the end of the rescission period, the per share closing sale price of Capital Bank Corporation common stock (as reported on the Nasdaq Global Select Market) was as follows:

Date	Per Share Closing Sale Price

June 18, 2008	$9.36
July 1, 2008	$8.54
July 15, 2008	$7.22
August 1, 2008	$9.62
August 15, 2008	$10.03
September 2, 2008	$10.20
September 15, 2008	$9.00
October 1, 2008	$9.39
October 15, 2008	$8.50
November 3, 2008	$8.25
November 17, 2008	$8.18

The rescission offer will expire at the close of business on _____, 2009, the expiration date, which is 30 days from the date of this Prospectus. That is, we must receive your Acceptance Form no later than this date.

Neither we nor any of our officers and directors may make any recommendations to any person with respect to the rescission offer. We urge you to read this Prospectus carefully and to make an independent evaluation with respect to the rescission offer. We also urge you to consult with your advisers before accepting or rejecting the rescission offer. Capital Bank Corporation has, from time to time, been in the market for its common shares in accordance with the repurchase program authorized by its Board of Directors on January 24, 2008, under which Capital Bank Corporation may repurchase up to 1.0 million shares of its currently outstanding shares of common stock (in the open market or in any private transaction). There is no expiration date for the repurchase program.

How to Accept or Decline this Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the rescission offer is optional for each participant who purchased units in the 401(k) Plan representing interests in Capital Bank Corporation common stock covered by the rescission offer. Emjay Corporation has been instructed not to effect any repurchases pursuant to the rescission offer unless such repurchases are economically beneficial to the participants as of the expiration date. A repurchase is not economically beneficial unless the market value of the common stock is less than the price paid by the participant during the rescission period, plus interest. If a participant elects to reject the rescission offer, the participant will continue to hold the same number of units of Capital Bank Corporation common stock in the 401(k) Plan. In the event the participant elects to accept the rescission offer, the participant must detach and complete the attached Acceptance Form and mail or return it to the rescission administrator, Teresa White, at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, as soon as practicable after the date of receipt of this Prospectus. In no event will an Acceptance Form received later than the expiration date be accepted. We suggest that you send the Acceptance Form by registered or certified mail with return receipt requested.

IF YOUR ACCEPTANCE OF THE RESCISSION OFFER IS NOT RECEIVED BY THE RESCISSION ADMINISTRATOR ON OR PRIOR TO THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST CAPITAL BANK FOR FAILURE TO REGISTER THE COMMON STOCK.

Questions about the Rescission Offer

Participants who have questions about the rescission offer may call the rescission administrator, Teresa White, at 919-645-6425, Monday to Friday between 9:00 a.m. and 5:00 p.m., Eastern Time, at any time prior to the expiration date.

Funding the Rescission Offer

Based on our current estimates, we do not believe the amount required to fund payments pursuant to the rescission offer to be material to Capital Bank’s financial position. Capital Bank has funds sufficient to purchase all units which may be tendered pursuant to this rescission offer.

Tax Effects of the Rescission Offer

A participant’s acceptance or rejection of this rescission offer, or the sale of the units representing shares of Capital Bank Corporation common stock and short-term investments to Capital Bank pursuant to this rescission offer, is not considered to be a taxable event before withdrawal or distribution of funds from such participant’s 401(k) Plan account to the participant or his or her beneficiary. All funds paid by Capital Bank for interests in common stock of a participant as a result of this rescission offer will be paid to Emjay Corporation, remain in the 401(k) Plan trust and be invested in accordance with the participant’s existing investment option(s) in the 401(k) Plan. Upon any later withdrawal or distribution, the funds paid pursuant to this rescission offer will be taxable in an identical manner as all other funds held in the 401(k) Plan. An additional ten percent income tax may be imposed in cases of early withdrawal. Special tax advantages for some lump-sum distributions and rollovers are allowed.

If the participant has directed and caused a full distribution from the 401(k) Plan and no longer has an individual account in the 401(k) Plan, any amounts paid in respect of the rescission offer will be deposited into a new 401(k) Plan account in the name of the participant, to be invested in the T. Rowe Price Target Date Fund until the participant directs Emjay Corporation as to a different allocation, which, at such participant’s subsequent direction in accordance with the provisions of the 401(k) Plan, can be transferred into an individual retirement account or other qualified retirement plan in a direct rollover. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If the proceeds from the rescission offer are not rolled over, however, and the participant receives a distribution from the 401(k) Plan, such distribution will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional ten percent income tax may be imposed in cases of withdrawal before age 55.

THIS IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES WHICH MAY BE APPLICABLE TO YOU IF YOU CHOOSE TO ACCEPT THE RESCISSION OFFER. THIS IS NOT INTENDED TO BE AN EXHAUSTIVE DESCRIPTION OF ALL SUCH CONSEQUENCES, INCLUDING STATE INCOME TAXES. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH REGARD TO THE PROPER TAX TREATMENT FOR YOU IN CONNECTION WITH THE RESCISSION OFFER.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

Capital Bank is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission. Since becoming an “accelerated filer,” all of Capital Bank’s electronic filings with the SEC, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, have been made available at no cost on our web site, www.capitalbank-nc.com, as soon as reasonably practicable after Capital Bank has filed such material with, or furnished it to, the SEC. Our SEC filings are also available through the SEC’s web site at www.sec.gov. In addition, any reports we file with the SEC are available at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information may be obtained about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Capital Bank Corporation common stock is listed and traded on the Nasdaq Global Select Market.

Capital Bank has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is hereby made to the registration statement and all amendments and exhibits thereto.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows “incorporation by reference” into this Prospectus of information that Capital Bank files with the Securities and Exchange Commission. This permits Capital Bank to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this Prospectus, and any information filed with the Securities and Exchange Commission subsequent to the date of this Prospectus and prior to the termination of the rescission offer will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the Securities and Exchange Commission (File No. 000-30062):

1.	The description of the common shares of Capital Bank set forth in the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 13, 2001 (File No. 333-73268);

2.	Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 14, 2008;

3.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, filed with the Securities and Exchange Commission on May 8, 2008, June 30, 2008, filed with the Securities and Exchange Commission on August 8, 2008, and September 30, 2008, filed with the Securities and Exchange Commission on November 7, 2008;

4.	Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 31, 2008, March 28, 2008, May 1, 2008, May 27, 2008, May 29, 2008, June 6, 2008, June 27, 2008, September 15, 2008, September 22, 2008, September 26, 2008, September 26, 2008, October 9, 2008 and November 17, 2008;

5.	Any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the offered securities to which this Prospectus (and any accompanying prospectus supplement) relates are sold or the offering is otherwise terminated.

We will provide at no cost to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). This information is also available at www.capitalbank-nc.com. Requests for such copies should be directed to: Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.

APPENDIX I
ACCEPTANCE FORM: INSTRUCTIONS

YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, PLEASE DO NOT EXECUTE AND RETURN THE FORM ON THE FOLLOWING PAGE. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER.

IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE FOLLOW THE INSTRUCTIONS BELOW, SIGN AND RETURN THE FORM ON THE FOLLOWING PAGE.

Instructions to Acceptance Form: In order to indicate your acceptance of the rescission offer, you must:

1.	Complete the Acceptance Form,

2.	Sign the form and provide your complete address, date, and Social Security or Taxpayer Identification Number, and

3.	Mail the form to the rescission administrator, Teresa White, at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601.

We suggest that you send the Acceptance Form by registered or certified mail with return receipt requested.

Delivery Instructions: This form should be mailed to Teresa White at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 as soon as practicable, but in no event to be received later than the expiration date of this rescission offer, 11:59 p.m., Eastern Time, _____, 2009.

ACCEPTANCE FORM

Ladies and Gentlemen:

I, _____ hereby acknowledge receipt of a Prospectus dated _____, 2008 of Capital Bank Corporation, (referred to herein as Capital Bank) together with Appendix I thereto, pursuant to which Capital Bank offers to rescind purchases of shares of Capital Bank Corporation common stock by Emjay Corporation, as trustee of the Capital Bank 401(k) Retirement Plan (referred to herein as the 401(k) Plan), on my behalf during the rescission period—the period between June 19, 2007 and June 18, 2008—and included in units of the 401(k) Plan. I further acknowledge that if I accept the rescission offer by the expiration date, _____, 2009, upon verification by Teresa White, the rescission administrator, then:

(i) In the case of units purchased during the rescission period but sold at a loss, Capital Bank will pay cash to Emjay Corporation to be credited to my 401(k) Plan account in an amount equal to the original purchase price of the units less the amount received on the sale of such units, plus applicable interest. Interest, in the case of units purchased during the rescission period but sold by me at a loss, will be calculated on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of sale of such units and on the loss realized from the date of sale of the units through (but not including) the date of payment of the proceeds.

(ii) In the case of units purchased during the rescission period and still held in my account, Capital Bank will repurchase the units and will pay cash to Emjay Corporation to be credited to my 401(k) Plan account in an amount equal to the original purchase price of the units, plus interest from the date of purchase through the date of payment of the proceeds, except that Emjay Corporation has been instructed not to effect any repurchase of units that, as of the expiration date, have a market value greater than the price paid for the units. The interest rate to be paid per annum will be 8%.

I understand that if I accept this rescission offer for any units purchased during the rescission period and still held in my 401(k) Plan account, the number of units held by my 401(k) Plan accounts will be reduced by the number of units which Capital Bank repurchases, and that the proceeds received from this rescission offer will be paid to Emjay Corporation for my account for investment in accordance with my existing investment elections in the 401(k) Plan. If I accept the rescission offer, but, as set forth above, Emjay Corporation does not effect the repurchase of any units held for my account because it is not economically beneficial to me to do so, then I will receive proceeds only for those units, if any, which were purchased during the rescission period but sold at a loss prior to the date hereof. In such a case, the number of units still held in my 401(k) Plan accounts, if any, will be otherwise unaffected and any proceeds received from the rescission offer will be paid to Emjay Corporation for my account for investment in accordance with my existing investment elections in the 401(k) Plan.

If I have previously directed and caused Emjay Corporation to distribute all of my investment in the 401(k) Plan and no longer hold an individual account in the 401(k) Plan, any amounts paid in respect of the rescission offer will be deposited into a new 401(k) Plan account in my name, to be invested in the T. Rowe Price Target Date Fund until I direct Emjay Corporation as to a different allocation, which, at my subsequent direction in accordance with the provisions of the 401(k) Plan, can be transferred into an individual retirement account or other qualified retirement plan in a direct rollover.

Therefore, I hereby accept the rescission offer for all of my units, including interests in the shares of common stock included therein, on the terms set forth in this letter. I direct Emjay Corporation to tender, subject to the conditions of the rescission offer, the shares of common stock represented by my units to Capital Bank on my behalf. Furthermore, I direct that all payments be made to Emjay Corporation for my 401(k) Plan account. If I have previously directed and caused a prior distribution of all of my investment in the 401(k) Plan, the proceeds from the rescission offer will be deposited into a new 401(k) Plan account in my name.

Participant Election

By signing and completing the information below, I hereby accept the rescission offer.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses in connection with the issuance and processing of the rescission offer.

Registration Fee	$19.18
Printing and Copying Expenses	1,000.00
Legal Expenses and Expenses	50,000.00
Accounting Fees and Expenses	15,000.00
Miscellaneous	1,000.00
Total	$67,019.18

Item 15. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

Capital Bank’s bylaws provide for indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director or officer of Capital Bank, or, at the request of Capital Bank, is or was serving as a officer, director, agent, partner, trustee, administrator or employee of another entity against any threatened, pending or contemplated civil, criminal, administrative, investigative or arbitrative action suit or proceeding: or any appeal of such an action, seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity. Capital Bank also may provide such indemnification for its employees and agents as it deems appropriate.

The rights of indemnification found in Capital Bank’s bylaws cover:

•	Reasonable expenses, including without limitation all attorneys’ fees actually and necessarily incurred by him or her in connection with any action, suit or proceeding;

•	All reasonable payments in satisfaction of any judgment, money decree, fine, penalty or settlement; and

•	All reasonable expense incurred in enforcing the indemnification rights.

Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. Capital Bank’s directors and officers are currently covered under directors’ and officers’ insurance policies maintained by Capital Bank. As permitted by North Carolina law, Capital Bank’s Articles of Incorporation limit the personal liability of directors for monetary damages for breaches of duty as a director provided that, such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of Capital Bank, (ii) any liability for unlawful distributions under Section 55-8-33 of the North Carolina Business Corporation Act or, (iii) any transaction from which the director derived an improper personal benefit. In addition, its Articles of Incorporation stipulate that the liability of a director is eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as it may be amended in the future.

For a period of five (5) years after January 3, 2006, Capital Bank and its wholly-owned subsidiary, the Bank, have agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, the present and former directors or officers of 1st State Bancorp, Inc. or of its subsidiaries with respect to liabilities and claims made against them resulting from their service as such prior to January 3, 2006, in accordance with and subject to the requirements and other provisions of the articles of incorporation and bylaws of Capital Bank and the Bank, respectively, and applicable provisions of law to the same extent as Capital Bank and the Bank, respectively, are obligated thereunder to indemnify and advance expenses to their own respective directors and officers. Capital Bank also has agreed to, or to cause the Bank to, obtain and maintain, for a period of six (6) years after January 3, 2006, 1st State Bancorp, Inc.’s current directors’ and officers’ liability insurance policies or comparable policies.

In addition, in the ordinary course of Capital Bank’s business it may from time to time enter into contracts under which Capital Bank and its directors and officers are provided with standard rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.	Description

2.1
Merger Agreement, dated June 29, 2005, by and among Capital Bank Corporation and 1st State Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on June 29, 2005)

2.2
List of Schedules Omitted from Merger Agreement included as Exhibit 2.1 above (incorporated by reference to Exhibit 2.2 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on June 29, 2005)

4.1
Articles of Incorporation of Capital Bank Corporation (incorporated by reference to Exhibit 3.1 to Capital Bank Corporation’s Registration Statement on Form S-4 filed with the SEC on October 19, 1998, as amended on November 10, 1998, December 21, 1998 and February 8, 1999)

4.2	Bylaws of Capital Bank Corporation, as amended to date (incorporated by reference to Exhibit 3.02 to Capital Bank Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2002)

4.3
Specimen Common Stock Certificate of Capital Bank Corporation (incorporated by reference to Exhibit 4.1 to Capital Bank Corporation’s Registration Statement on Form S-4 filed with the SEC on October 19, 1998, as amended on November 10, 1998, December 21, 1998 and February 8, 1999)

4.4	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of the registrant have been omitted but will be furnished to the Commission upon request.

Exhibit No.	Description

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan

23.1	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan is included in its opinion.

24.1	Power of Attorney is included on the signature page hereto.

99.1	Letter to participants

All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the financial statements or notes thereto included in or incorporated by reference into the Prospectus forming part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 21st day of November, 2008.

CAPITAL BANK CORPORATION

By: /s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints B. Grant Yarber and Michael R. Moore, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ B. Grant Yarber	President, Chief Executive Officer and Director	November 21, 2008
B. Grant Yarber	(Principal Executive Officer)
/s/ Michael R. Moore	Chief Financial Officer	November 21, 2008
Michael R. Moore	(Principal Financial Officer)
/s/ David B. Therit	Chief Accounting Officer	November 21, 2008
David B. Therit	(Principal Accounting Officer)
/s/ Charles F. Atkins	Director	November 21, 2008
Charles F. Atkins
/s/ James A. Barnwell, Jr.	Director	November 21, 2008
James A. Barnwell, Jr.
/s/ Leopold I. Cohen	Director	November 21, 2008
Leopold I. Cohen
/s/ John F. Grimes, III	Director	November 21, 2008
John F. Grimes, III
/s/ Robert L. Jones	Director	November 21, 2008
Robert L. Jones
/s/ O. A. Keller, III	Director	November 21, 2008
O. A. Keller, III
/s/ Oscar A. Keller, Jr.	Director	November 21, 2008
Oscar A. Keller, Jr.

Name	Title	Date
/s/ Ernest A. Koury, Jr.	Director	November 21, 2008
Ernest A. Koury, Jr.
/s/ James G. McClure, Jr.	Director	November 21, 2008
James G. McClure, Jr.
/s/ James D. Moser, Jr.	Director	November 21, 2008
James D. Moser, Jr.
/s/ George R. Perkins, III	Director	November 21, 2008
George R. Perkins, III
/s/ Don W. Perry	Director	November 21, 2008
Don W. Perry
/s/ Carl H. Ricker, Jr.	Director	November 21, 2008
Carl H. Ricker, Jr.
/s/ Richard H. Shirley	Director	November 21, 2008
Richard H. Shirley
/s/ J. Rex Thomas	Director	November 21, 2008
J. Rex Thomas
/s/ Samuel J. Wornom, III	Director	November 21, 2008
Samuel J. Wornom, III

EXHIBIT INDEX

Exhibit No.	Description

2.1
Merger Agreement, dated June 29, 2005, by and among Capital Bank Corporation and 1st State Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on June 29, 2005)

2.2
List of Schedules Omitted from Merger Agreement included as Exhibit 2.1 above (incorporated by reference to Exhibit 2.2 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on June 29, 2005)

4.1
Articles of Incorporation of Capital Bank Corporation (incorporated by reference to Exhibit 3.1 to Capital Bank Corporation’s Registration Statement on Form S-4 filed with the SEC on October 19, 1998, as amended on November 10, 1998, December 21, 1998 and February 8, 1999)

4.2	Bylaws of Capital Bank Corporation, as amended to date (incorporated by reference to Exhibit 3.02 to Capital Bank Corporations’s Annual Report on Form 10-K filed with the SEC on March 29, 2002)

4.3
Specimen Common Stock Certificate of Capital Bank Corporation (incorporated by reference to Exhibit 4.1 to Capital Bank Corporation’s Registration Statement on Form S-4 filed with the SEC on October 19, 1998, as amended on November 10, 1998, December 21, 1998 and February 8, 1999)

4.4	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of the registrant have been omitted but will be furnished to the Commission upon request.

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan

23.1	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan is included in its opinion.

24.1	Power of Attorney is included on the signature page hereto.

99.1	Letter to participants